BYLAWS

                               OF

                    THE MONTANA POWER COMPANY







Adopted on     :    September 22, 1992

As Amended on  :    December 13, 1994
                    January 24, 1995
                    March 28, 1995

                    THE MONTANA POWER COMPANY

                      AMENDMENTS TO BYLAWS



Article   Amendment                            Date of Amendment

  11      Establishment of the                 December 13, 1994
          number of Directors as
          fourteen (14).
          (See Attachment A hereto.)


  11      The Directors shall be divided       January 24, 1995
          into three groups, each as
          nearly equal as possible.
          Each group of Directors shall
          stand for election upon
          expiration of their terms.
          Directors shall hold
          office for a term of three (3)
          years or until a successor is
          duly elected and qualified.
          (See Attached B hereto).

   2      Establishment of notification        March 28, 1995
          procedure in order share-
          holder proposals and
          nominations to be eligible
          to be made at meeting of
          shareholders.
          (See Attachment C).

                                             ATTACHMENT C

                  THE MONTANA POWER COMPANY
                 CERTIFICATION OF RESOLUTION
     I, R. M. Ralph, Assistant Secretary of The Montana Power Company, a corporation, hereby certify that the following is a full, true and correct copy of Resolution duly adopted by the Board of Directors of The Montana Power Company at a meeting duly called and held March 28, 1995 and that said Resolution is in full force and effect as of the date of this certificate.
          RESOLVED, that the Board of Directors hereby finds it to be advisable and in the best interest of the Corporation that Section 3 of the Corporation's Bylaws, as amended, be amended to read in its entirety as follows:

          "Section 3.  (A)  Annual Meeting of Shareholders.
     (1) The annual meeting of the shareholders of the Corporation for the election of Directors and such other business as shall properly come before such meeting shall be held on (a) the second Tuesday in May in each year, unless that date is a legal holiday, in which case such meeting shall be held on the first day thereafter which is not a legal holiday, or (b) at such other date and/or time as may be fixed by resolution of the Board of Directors. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting delivered pursuant to Section 5 of these Bylaws, (b) by the Board of Directors pursuant to a resolution duly adopted or (c) by any shareholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of paragraph (A) of this Bylaw and who was a shareholder of record at the time such notice is delivered to the Secretary of the Corporation.

          (2)  For nominations or other business to be
     properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A) (1) of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 days in advance of the anniversary date of the release of the Corporation's proxy statement made in connection with the previous annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from the anniversary date of the previous annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement of the nominator as a nominee and to serving as a Director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and
     (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

          (3)  Notwithstanding anything in the second
     sentence of paragraph (A) (2) of this Bylaw to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and the public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors is not made by the Corporation at least ten days prior to the date by which shareholders proposals and nominations must be received by the Corporation, a shareholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

          (B) Special Meeting of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Section 5 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a shareholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if a shareholder's notice as described in the third sentence of paragraph (A) (2) of this Section 3 of the Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

          (C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by the laws of the State of Montana, the Restated Articles of Incorporation of the Corporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

          (2)  For purposes of this Bylaw, "public
     announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated
     Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section
     13, 14 or 15(d) of the Exchange Act.

          (3) Notwithstanding the foregoing provisions of this Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaws. Nothing in this Bylaw shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act."

     IN WITNESS WHEREOF, I have hereunto set my hand and the Seal of said Corporation this 26th day of April 1995.

                         /s/ R. M. Ralph
                         R. M. Ralph, Assistant Secretary

(SEAL)